UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

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Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

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Florida	000-54887	27-2977890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-998-2440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On March 3, 2017 Bright Mountain Media, Inc. entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with Daily Engage Media Group LLC, a New Jersey limited liability company ("Daily Engage Media"), and its members Harry G. Pagoulatos, George G. Rezitis and Angelos Triantafillou (collectively, the "Members"). Launched in 2015, Daily Engage Media is an ad network that connects advertisers with approximately 200 digital publications worldwide.  Under the terms of the Purchase Agreement, at closing we will purchase all of the membership interests in Daily Engage Media from the Members for $4.9 million which will be paid $1.95 million in cash and $2.95 million in shares of our common stock to be valued at the public offering price.  The closing of the acquisition is subject to a number of conditions precedent, including, but not limited to, the closing of our pending public offering.  The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.31 to this report.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.31	Membership Interest Purchase Agreement dated March 3, 2017 by and among Bright Mountain Media, Inc., Daily Engage Media Group LLC and Harry G. Pagoulatos, George G. Rezitis and Angelos Triatafillou.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2017	Bright Mountain Media, Inc.

	By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.31	Membership Interest Purchase Agreement dated March 3, 2017 by and among Bright Mountain Media, Inc., Daily Engage Media Group LLC and Harry G. Pagoulatos, George G. Rezitis and Angelos Triatafillou.